CUSTODY AGREEMENT
     THIS AGREEMENT is made and entered into by and between del Rey Global Investors Funds, a statutory trust organized under the laws of the State of Delaware, having its principal office and place of business at 6701 Center Drive West, Suite 655, Los Angeles, CA 90045 (the “Trust”), on behalf of each of its series listed in Schedule B hereto, as such Schedule B may be amended from time to time in writing (each a “Fund” and collectively, the “Funds”), and The Northern Trust Company (the “Custodian”), an Illinois company with its principal place of business at 50 South LaSalle Street, Chicago, Illinois 60603, as of the effective date listed in Schedule A corresponding to each Fund.
W I T N E S S E T H:
     That for and in consideration of the mutual promises hereinafter set forth, the Trust and the Custodian agree as follows:
1. Definitions.
     Whenever used in this Agreement or in any Schedules to this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:
(a) “Assets” shall mean Securities, cash, and other money or property of a Fund.
(b) “Authorized Person” shall be deemed to include the Chairman of the Board of Trustees, the President, and any Vice President, the Secretary, the Treasurer or any other person, whether or not any such person is an officer or employee of the Trust, duly authorized by the Board of Trustees to give Instructions on behalf of a Fund and listed in the certification annexed hereto as Schedule A or such other certification as may be received by the Custodian from time to time pursuant to Section 20(a) as being authorized to give instructions on behalf of such Funds.
(c) “Board of Trustees” shall mean the Board of Trustees of the Trust.
(d) “Book-Entry System” shall mean the Federal Reserve/Treasury book-entry system for United States and federal agency securities, its successor or successors and its nominee or nominees.
(e) “Confidential Information” means information belonging to the Custodian, the Trust or a Fund which is of value to such party and the disclosure of which could result in a competitive or other disadvantage to the non-disclosing party, including, without limitation, financial information, business practices and policies, know-how, trade secrets, market or sales information or plans, customer lists, business plans, and all provisions of this Agreement. Confidential Information includes information developed by either party in the course of engaging in the activities provided for in this Agreement, unless: (i) the information is or becomes publicly known, of which the party receiving the information should reasonably be aware, without breach of this Agreement, (ii) the information is disclosed to the other party by a third party not under an obligation of confidentiality to the party whose Confidential Information is at issue of which the party receiving the information should reasonably be aware, or (iii) the information is independently developed by a party from information received by a third party not under an obligation of confidentiality to the party whose Confidential Information is at issue on a non-confidential basis.
(f) “Custodian Bankruptcy Event” shall have occurred (i) if an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (a) liquidation, reorganization or other relief in respect of the Custodian or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (b) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Custodian or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed and unstayed for a period of 60 or more days or an order or decree approving or ordering any of the foregoing shall be entered, or (ii) if the Custodian shall (a) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (b) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i), (c) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Custodian or for a substantial part of its assets, (d) file an answer admitting the material allegations of a petition filed against it in any proceeding, (e) make a general assignment for the benefit of creditors or (f) take any action for the purpose of effecting any of the foregoing.
(g) “Depository” shall mean The Depository Trust Company, a clearing agency registered with the Securities and Exchange Commission under Section 17(a) of the Securities Exchange Act of 1934, as amended, its successor or successors and its nominee or nominees, the use of which is hereby specifically authorized. The term “Depository” shall further mean and include any other person named in an Instruction and approved by the Fund to act as a depository in the manner required by Rule 17f-4 under the 1940 Act, its successor or successors and its nominee or nominees.
(h) “Eligible Foreign Custodian” shall mean any “eligible foreign custodian” as that term is defined in Rule 17f-5, approved by a Fund or a Fund Delegate in the manner required by Rule 17f-5. For the avoidance of doubt, the term Eligible

Foreign Custodian shall not include any central securities depository or clearing agency.
(i) “Foreign Custodian” shall have the meaning set forth in Section 3A(b).
(j) “Fund Delegate” shall mean and include any entity to whom the Board of Trustees of the Trust has delegated responsibility under Rule 17f-5 with respect to a Fund.
(k) “Instruction” with respect to a Fund shall mean written (including telecopied, telexed, or electronically transmitted in a form that can be converted to print) or oral instructions actually received by the Custodian which the Custodian reasonably believes were given by an Authorized Person of such Fund. Except as otherwise provided in this Agreement, “Instructions” may include instructions given on a standing basis.
(l) “Prospectus” shall include each current prospectus (including a summary prospectus) and statement of additional information of the Trust with respect to a Fund.
(m) “Qualified Foreign Bank” shall mean any “qualified foreign bank” as defined in Rule 17f-5, approved by a Fund or a Fund Delegate in the manner required by Rule 17f-5.
(n) “Rule 17f-5” shall mean Rule 17f-5 under the 1940 Act.
(o) “Rule 17f-7” shall mean Rule 17f-7 under the 1940 Act.
(p) “Shares” refers to the shares of a Fund.
(q) “Security” or “Securities” shall be deemed to include any common stock and other equity securities, bonds, debentures, promissory notes and other debt securities and warrants, options, futures and derivative contracts and any instruments representing rights to receive, purchase, or subscribe for the same, or representing any other rights or interests therein from time to time owned by a Fund.
(r) “Sub-Custodian” shall mean and include (i) any branch of the Custodian, and (ii) any Eligible Foreign Custodian.”
(s) “Eligible Securities Depository” shall have the same meaning as set forth in Rule 17f-7(b)(1).
(t) “Transfer Agent” shall mean the person which performs as the transfer agent, dividend disbursing agent and shareholder servicing agent for a Fund.

(u) “Trust Agreement” shall mean the Trust Agreement of the Trust as such Agreement maybe amended from time to time.
(v) “1940 Act” shall mean the Investment Company Act of 1940, and the Rules and Regulations thereunder, all as amended from time to time.
2. Appointment of Custodian.
(a) Each Fund hereby constitutes and appoints the Custodian as custodian of all the Assets owned by or in the possession of such Fund during the period of this Agreement.
(b) The Custodian shall provide tax reclaim services to the extent a Fund has provided the necessary documentation in order for Custodian to provide such service.
(c) The Custodian hereby accepts appointment as such custodian and agrees to perform the duties thereof as hereinafter set forth.
3. Appointment and Removal of Sub-Custodians.
(a) The Custodian may appoint one or more Sub-Custodians to act as sub-custodian or sub-custodians of Assets at any time held by any Fund, upon the terms and conditions specified in this Agreement. The Custodian shall oversee the maintenance by any Sub-Custodian of any Assets of any Fund.
(b) The appointment of any Sub-Custodian described in clause (ii) of Section 1(r) and acting hereunder by the Custodian under this Agreement shall be pursuant to an agreement between the Custodian and such Sub-Custodian which shall contain any provisions necessary to comply with Rule 17f-5 under the 1940 Act.
(c) Prior to the Custodian’s use of any Sub-Custodian described in clause (ii) of Section 1(r) on behalf of a Fund, the Fund or Fund Delegate must approve such Sub-Custodian in the manner required by Rule 17f-5 and to the extent the Custodian is not acting as the Fund Delegate, the Fund or the Fund Delegate must provide the Custodian with satisfactory evidence of such approval.
(d) The Custodian shall promptly take such steps as may be required to remove any Sub-Custodian that has ceased to be an Eligible Foreign Custodian or has otherwise ceased to meet the requirements under Rule 17f-5. If the Custodian intends to remove any Sub-Custodian previously approved by a Fund or a Fund Delegate pursuant to paragraph 3(c), and the Custodian proposes to replace such Sub-Custodian, the Custodian will so notify the Fund or Fund Delegate and provide it with information reasonably necessary to determine such proposed Sub-Custodian’s eligibility under Rule 17f-5, including a copy of the proposed agreement with such Sub-Custodian. The Fund shall at the meeting of the Board of Trustees next following receipt of such notice and information, or a Fund Delegate shall promptly after receipt of such notice and information, determine whether to approve the proposed Sub-Custodian and will promptly thereafter give written notice of the approval or disapproval of the proposed action.
(e) The Custodian hereby represents to the Trust and each Fund that in its opinion, after due inquiry, the established procedures to be followed by each Sub-Custodian in connection with the safekeeping of Assets of a Fund pursuant to this Agreement afford reasonable care for the safekeeping of such Assets based on the standards applicable in the relevant market.
(f) The Custodian understands and agrees that each Fund will treat it as a “service provider” to the each Fund, as contemplated by Rule 38a-1 under the 1940 Act. As such, the Custodian agrees to cooperate fully with the Trust, the Fund, and its Trustees and officers, including the Trust’s Chief Compliance Officer (“CCO”), with respect to (i) any and all compliance-related matters, and (ii) the efforts of the Trust, on behalf of each Fund, to assure that each of its service providers adopts and maintains policies and procedures that are reasonably designed to prevent violation of the “federal securities laws”, as that term is defined by Rule 38a-1, by the Trust, the Fund and its service providers. In this regard, the Custodian shall:
(i) submit to the Board for its consideration and approval, prior to commencement of a Fund’s operations, the Custodian’s applicable compliance policies and procedures;
(ii) submit to the Board for its consideration and approval, annually (and at such other times as the Trust, on behalf of a Fund, may reasonably request), a report (“Report”) fully describing any material amendments to the Custodian’s compliance policies and procedures since the more recent of: (1) the Board’s approval of such policies and procedures or (2) the most recent Report;
(iii) provide periodic reports discussing the Custodian’s compliance program and special reports on a timely basis in the event of material compliance matters and material changes to the compliance program;
(iv) permit the Trust, on behalf of each Fund, and its Trustees and officers to become familiar with the Custodian’s operations and understand those aspects of the Custodian’s operations that may expose the Trust or the Fund to compliance risks or lead to a violation by the Trust, the Fund or the Custodian of the federal securities laws;
(v) make its officers and employees available to employees of the Trust, the Fund or their designees to answer questions relating to the

Custodian’s provision of services under this Agreement and the Custodian’s compliance with its operating policies and procedures, including permitting the Trust, on behalf of each Fund, and its Trustees and officers to maintain an active working relationship with the Custodian’s compliance personnel by, among other things, providing the CCO and other officers with a specified individual within the Custodian’s organization to discuss and address compliance-related matters;
(vi) provide the Trust, on behalf of each Fund, and its Trustees and CCO with such certifications as may be reasonably requested by the Fund; and
(vii) reasonably cooperate with each Fund’s independent public accountants and shall take all reasonable action in the performance of its duties and obligations under this Agreement to assure that access to all reasonably necessary information and the appropriate personnel are made available to such accountants, to support the expression of the accountant’s opinion and their review of the appropriate internal controls and operations, as such may be required from time to time.
(e) Upon request of a Fund, the Custodian shall provide such information and records in its possession relating to the Fund that the Fund may require, and shall cooperate with the Fund, in order for the Fund to respond to inquiries and requests for information by its regulators.
(f) In the event of equipment failures beyond the Custodian’s control, the Custodian shall take reasonable and prompt steps to minimize service interruptions to each Fund under this Agreement. The Custodian shall develop and maintain a plan for recovery from equipment failures which may include contractual arrangements with appropriate parties making reasonable provision for emergency use of electronic data processing equipment.
(g) The Custodian hereby agrees to, subsequent to the date hereof, promptly notify the Trust on behalf of each Fund if the Custodian determines that it is no longer able to perform the services hereunder or that its ability to provide the services hereunder has been materially impaired.
(h) The Custodian hereby agrees to, subsequent to the date hereof, promptly notify the Trust on behalf of each Fund upon the occurrence of a Custodian Bankruptcy Event.
(i) The Custodian hereby agrees to provide to each Fund’s distributor in a timely and accurate manner all such information that is in the Custodian’s possession (and in such reasonable medium) that the Fund’s distributor may reasonably request that may be necessary for such distributor to perform its duties for the Fund under the applicable distribution agreement.

3A. Delegation of Foreign Custody Management.
(a) Each Fund hereby delegates to the Custodian the responsibilities set forth in subparagraph (b) below of this Section 3A, in accordance with Rule 17f-5 with respect to foreign custody arrangements for the Fund, except that the Custodian shall not have such responsibility with respect to central depositories and clearing agencies or with respect to custody arrangements in the countries listed on Schedule I, attached hereto, as that Schedule may be amended from time to time by notice to the Fund.
(b) With respect to each arrangement with any Sub-Custodian that is an Eligible Foreign Custodian or Qualified Foreign Bank regarding the Assets of any Fund for which Custodian has responsibility under this Section 3A (a “Foreign Custodian”), Custodian shall:
(i) determine that the Fund’s Assets will be subject to reasonable care, based on the standards applicable to custodians in the relevant market, if maintained with the Foreign Custodian, after considering all factors relevant to the safekeeping of such Assets, including without limitation, the factors set forth in Rule 17f-5(c)(1);
(ii) determine that the written contract with such Foreign Custodian governing the foreign custody arrangements complies with the requirements of Rule 17f-5 and will provide reasonable care for the Fund’s Assets;
(iii) establish a system to monitor the appropriateness of maintaining the Fund’s Assets with such Foreign Custodian and to monitor performance of the contract governing the Fund’s foreign custody arrangements;
(iv) provide to the Board of Trustees, at least annually, written reports notifying the Board of the placement of the Fund’s Assets with a particular Foreign Custodian and periodic reports of any material changes to the Fund’s foreign custodian arrangements; and
(v) withdraw the Fund’s Assets from any Foreign Custodian as soon as reasonably practicable, if the foreign custody arrangement no longer meets the requirement of Rule 17f-5.
4. Use of Sub-Custodians and Securities Depositories.
With respect to Assets of a Fund which are maintained by the Custodian in the custody of a Sub-Custodian pursuant to Section 3:
(a) The Custodian will identify on its books as belonging to the particular Fund any Assets held by such Sub-Custodian.

(b) In the event that a Sub-Custodian permits any of the Assets placed in its care to be held in a foreign securities depository, such Sub-Custodian will be required by its agreement with the Custodian to identify on its books such Assets as being held for the account of the Custodian as a custodian for the Fund.
(c) Any Assets held by a Sub-Custodian will be subject only to the instructions of the Custodian; and any Assets held in a foreign securities depository for the account of a Sub-Custodian will be subject only to the instructions of such Sub-Custodian.
(d) The Custodian will only deposit Assets of a Fund in an account with a Sub-Custodian which includes exclusively the Assets held by the Custodian for the Fund, and will cause such account to be designated by such Sub-Custodian as a special custody account for the exclusive benefit of the Fund.
(e) Before any Assets of a Fund are placed in a foreign securities depository, the Custodian shall provide the Board of Trustees with an analysis of the custody risks associated with maintaining assets with the foreign securities depository.
(f) The Custodian or its agent shall continue to monitor the custody risks associated with maintaining the Assets of a Fund with a foreign securities depository and shall promptly notify the Board of Trustees of any material changes in said risks.
5. Compensation.
(a) Each Fund will compensate the Custodian for its services rendered under this Agreement on behalf of such Fund in accordance with the fees set forth in the Fee Schedule annexed hereto as Schedule C and incorporated herein. Such Fee Schedule does not include reasonable out-of-pocket disbursements of the Custodian for which the Custodian shall be entitled to bill separately; provided that out-of-pocket disbursements may include only the items specified in Schedule C. Northern agrees to notify the Fund of any such expenses that exceed $2,500 as soon as reasonably practical. If fees begin to accrue in the middle of a month or if this Agreement terminates before the end of any month, all fees for the period from such mid-month date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs. Upon the termination of this Agreement, each Fund shall pay to the Custodian such compensation as shall be due and payable by such Fund as of the effective date of termination.
(b) If the Custodian acts as Custodian for any Fund hereafter established, at the time the Custodian commences serving as such for said Fund, the compensation for such services shall be reflected in a fee schedule for that Fund, dated and signed by an officer of each party hereto, which shall be attached to or otherwise reflected in Schedule C of this Agreement.
(c) Any compensation agreed to hereunder may be adjusted from time to time by attaching to Schedule C, or replacing Schedule C with, a revised Fee Schedule, dated and signed by an officer of each party hereto.
(d) The Custodian will bill each Fund for its services to such Fund hereunder as soon as practicable after the end of each calendar quarter, and said billings will be detailed in accordance with the Fee Schedule for the Fund. Each Fund will promptly pay to the Custodian the amount of such billing payable by such Fund. The Custodian shall have a claim of payment against the Assets in each Fund for any compensation or expense owing to the Custodian in connection with such Fund from time to time under this Agreement, with the exception of specific amounts which may be contested in good faith by the Fund. Each Fund must notify the Custodian in writing of any contested amounts within sixty (60) days of receipt of an invoice for such amounts. Disputed amounts are not due and payable while they are being contested.
(e) Notwithstanding any other provision in this Agreement, no amounts under this Agreement shall be payable or begin to accrue with respect to a Fund, until the earlier of (i) the closing of the Fund’s offering or subscription period and (ii) the offering of the Fund’s shares to the public after the effectiveness of its Prospectus. If for any reason a Fund does not close the offering of its shares after a subscription period or a Fund’s Prospectus either does not become effective or the Fund does not offer and sell its shares to the public after its Prospectus becomes effective, no amounts under this Agreement, including fees, out-of pocket expenses or additional charges of the Custodian, shall be accrued or payable by such Fund, or the Trust with respect to such Fund, at any time.
(e) The Custodian (not the Funds) will be responsible for the payment of the compensation and out of pocket expenses of each Sub-Custodian.
6. Custody of Assets.
(a) Receipt and Holding of Assets. Each Fund will deliver or cause to be delivered to the Custodian and any Sub-Custodians all Assets of such Fund at any time during the period of this Agreement and shall specify the Fund to which the Assets are to be specifically allocated. The Custodian will not be responsible for such Assets until actually received by it or by a Sub-Custodian (if such Assets are sent to the Sub-Custodian directly by the Fund). Each Fund may, from time to time in its sole discretion, provide the Custodian with Instructions as to the manner in which and in what amounts Assets of such Fund are to be held on behalf of such Fund in the Book-Entry System or a Depository. Assets of a Fund held in the Book-Entry System or a Depository will be held in accounts which include only assets of the Custodian that are held for the Fund.

(b) Accounts and Disbursements. The Custodian shall establish and maintain a separate account for each Fund and shall credit to the separate account all Assets received by it or a Sub-Custodian for the account of such Fund and shall disburse, or cause a Sub-Custodian to disburse, the same only:
1. In payment for Securities purchased for the Fund, as provided in Section 7 hereof;
2. In payment of dividends or distributions with respect to the Shares of such Fund, as provided in Section 12 hereof;
3. In payment of original issue or other taxes with respect to the Shares of such Fund, as provided in Section 13(c) hereof;
4. In payment for Shares which have been redeemed by such Fund, as provided in Section 13 hereof;
5. In payment of fees and in reimbursement of the reasonable expenses and liabilities of the Custodian attributable to such Fund, as provided in Sections 5 and 17(h) hereof;
6. Pursuant to Instructions setting forth the name of the Fund and the name and address of the person to whom the payment is to be made, the amount to be paid and the purpose for which payment is to be made.
(c) Fail Float. In the event that any payment made for a Fund under this Section 6 exceeds the funds available in that Fund’s account, the Custodian or relevant Sub-Custodian, as the case may be, may, in its discretion, advance the Fund an amount equal to such excess and such advance shall be deemed an overdraft from the Custodian or such Sub-Custodian to that Fund payable on demand, bearing interest at the rate of interest customarily charged by the Custodian or such Sub-Custodian on similar overdrafts.
(d) Confirmation and Statements. At least monthly, the Custodian shall furnish each Fund with a detailed statement of the Assets held by it and all Sub-Custodians for such Fund. Where Securities purchased for a Fund are in a fungible bulk of Securities registered in the name of the Custodian (or its nominee) or shown on the Custodian’s account on the books of a Depository, the Book-Entry System or a Sub-Custodian, the Custodian shall maintain such records as are necessary to enable it to identify the quantity of those Securities held for such Fund. In the absence of the filing in writing with the Custodian by a Fund of exceptions or objections to any such statement within 60 days after the date that a material defect is reasonably discoverable, the Fund shall be deemed to have approved such statement.

(e) Registration of Securities and Physical Separation. All Securities held for a Fund which are issued or issuable only in bearer form, except such Securities as are held in the Book-Entry System, shall be held by the Custodian or a Sub-Custodian in that form; all other Securities held for a Fund may be registered in the name of that Fund, in the name of any duly appointed registered nominee of the Custodian or a Sub-Custodian as the Custodian or such Sub-Custodian may from time to time determine, or in the name of the Book-Entry System or a Depository or their successor or successors, or their nominee or nominees. Each Fund reserves the right to instruct the Custodian as to the method of registration and safekeeping of the Securities of such Fund. Each Fund agrees to furnish to the Custodian appropriate instruments to enable the Custodian or any Sub-Custodian to hold or deliver in proper form for transfer, or to register in the name of its registered nominee or in the name of the Book-Entry System or a Depository, any Securities which the Custodian or a Sub-Custodian may hold for the account of such Fund and which may from time to time be registered in the name of such Fund. The Custodian shall hold all such Securities specifically allocated to a Fund which are not held in the Book-Entry System or a Depository in a separate account for such Fund in the name of such Fund physically segregated at all times from those of any other person or persons.
(f) Segregated Accounts. Upon receipt of an Instruction with respect to a Fund, the Custodian will establish segregated accounts on behalf of such Fund to hold liquid or other Assets of such Fund as it shall be directed by such Instruction and shall increase or decrease the Assets in such segregated accounts only as it shall be directed by subsequent Instruction.
(g) Collection of Income and Other Matters Affecting Securities. Except as otherwise provided in an Instruction, the Custodian, by itself or through the use of the Book-Entry System or a Depository with respect to Securities therein maintained, shall, or shall instruct the relevant Sub-Custodian to:
1. Collect all income due or payable to a Fund with respect to Securities in accordance with this Agreement and advise the Fund as promptly as practicable of any such amounts due but not paid;
2. Present for payment and collect the amount payable to a Fund upon all Securities which may mature or be called, redeemed or retired, or otherwise become payable and advise the Fund as promptly as practicable of any such amounts due but not paid;
3. Surrender Securities in interim receipt or temporary form for derivative Securities;
4. Execute any necessary declarations or certificates of ownership under the federal income tax laws or the laws or regulations of any other taxing authority now or hereafter in effect; and

5. Hold directly, or through the Book-Entry System or a Depository with respect to Securities therein deposited, for the account of each Fund all rights and similar Securities issued with respect to any Securities held by the Custodian or relevant Sub-Custodian for each Fund.
6. Use reasonable efforts to contact appropriate parties to collect unpaid interest, dividends or redemption proceeds and notify the Trust, via its normal reporting, of the late payment.
(h) Delivery of Securities and Evidence of Authority. Upon receipt of an Instruction, the Custodian, directly or through the use of the Book-Entry System or a Depository, shall, or shall promptly instruct the relevant Sub-Custodian to:
1. Execute and deliver or cause to be executed and delivered to such persons as may be designated in such Instructions, proxies, consents, authorizations, and any other instruments whereby the authority of the Fund as owner of any Securities may be exercised;
2. Deliver or cause to be delivered any Securities held for a Fund in exchange for other Securities or cash issued or paid in connection with the liquidation, reorganization, refinancing, merger, consolidation or recapitalization of any corporation, or the exercise of any conversion privilege;
3. Deliver or cause to be delivered any Securities held for a Fund to any protective committee, reorganization committee or other person in connection with the reorganization, refinancing, merger, consolidation or recapitalization or sale of assets of any corporation, and receive and hold under the terms of this Agreement in the separate account for each such Fund certificates of deposit, interim receipts or other instruments or documents as may be issued to it to evidence such delivery;
4. Make or cause to be made such transfers or exchanges of the assets specifically allocated to the separate account of a Fund and take such other steps as shall be stated in Written Instructions to be for the purpose of effectuating any duly authorized plan of liquidation, reorganization, merger, consolidation or recapitalization of the Fund;
5. Deliver Securities upon sale of such Securities for the account of a Fund pursuant to Section 7;
6. Deliver Securities upon the receipt of payment in connection with any repurchase agreement related to such Securities entered into on behalf of a Fund;

7. Deliver Securities of a Fund to the issuer thereof or its agent when such Securities are called, redeemed, retired or otherwise become payable; provided, however, that in any such case the cash or other consideration is to be delivered to the Custodian or Sub-Custodian, as the case may be;
8. Deliver Securities for delivery in connection with any loans of securities made by a Fund but only against receipt of adequate collateral as agreed upon from time to time by the Custodian and the Fund which may be in the form of cash or obligations issued by the United States Government, its agencies or instrumentalities;
9. Deliver Securities for delivery as security in connection with any borrowings by a Fund requiring a pledge of Fund Assets, but only against receipt of the amounts borrowed;
10. Deliver Securities of a Fund to the Transfer Agent for such Fund or its designee or to the holders of Shares in connection with distributions in kind, in satisfaction of requests by holders of Shares for repurchase or redemption; and
11. Deliver Securities of a Fund for any other proper business purpose, but only upon receipt of, in addition to written Instructions, a copy of a resolution or other authorization of such Fund certified by the Secretary of the Trust, specifying the Securities to be delivered, setting forth the purpose for which such delivery is to be made, declaring such purpose to be a proper business purpose, and naming the person or persons to whom delivery of such Securities shall be made.
(i) Endorsement and Collection of Checks, Etc. The Custodian is hereby authorized to endorse and collect all checks, drafts or other orders for the payment of money received by the Custodian for the account of a Fund.
(j) Execution of Required Documents. The Custodian is hereby authorized to execute any and all applications or other documents required by a regulatory agency or similar entity as a condition of making investments in the foreign market under such entity’s jurisdiction.
7. Purchase and Sale of Securities.
(a) Promptly after the purchase of Securities by a Fund, such Fund or its designee shall deliver to the Custodian an Instruction specifying with respect to each such purchase: (1) the name of the Fund to which such Securities are to be specifically allocated; (2) the name of the issuer and the title of the Securities; (3) the number of shares or the principal amount purchased and accrued interest, if any; (4) the date of purchase and settlement; (5) the purchase price per unit; (6) the total amount payable upon such purchase; and (7) the name of the person from whom or the broker through whom the purchase was made, if any. The Custodian or specified Sub-Custodian shall receive the Securities purchased by or for a Fund and upon receipt thereof (or upon receipt of advice from a Depository or the Book-Entry System that the Securities have been transferred to the Custodian’s account) shall pay to the broker or other person specified by the Fund or its designee out of the moneys held for the account of such Fund the total amount payable upon such purchase, provided that the same conforms to the total amount payable as set forth in such Instruction.
(b) Promptly after the sale of Securities by a Fund, such Fund or its designee shall deliver to the Custodian an Instruction specifying with respect to each such sale: (1) the name of the Fund to which the Securities sold were specifically allocated; (2) the name of the issuer and the title of the Securities; (3) the number of shares or principal amount sold, and accrued interest, if any; (4) the date of sale; (5) the sale price per unit; (6) the total amount payable to the Fund upon such sale; (7) the name of the broker through whom or the person to whom the sale was made; and (8) the consideration received therefor. The Custodian or relevant Sub-Custodian shall deliver or cause to be delivered the Securities to the broker or other person designated by the Fund upon receipt of the total amount payable to such Fund upon such sale, provided that the same conforms to the total amount payable to such Fund as set forth in such Instruction. Subject to the foregoing, the Custodian shall inform the Fund if the Custodian or the relevant Sub-Custodian will not accept payment in such form other than cash or securities, and may deliver Securities and arrange for payment in accordance with the customs prevailing among dealers in Securities.
(c) Notwithstanding (a) and (b) above, cash in a Fund may be invested by the Custodian on behalf of such Fund for short term purposes pursuant to standing Instructions from the Fund.
8. [Intentionally left blank.]
9. Investment in Futures, Options on Futures and Options.
With respect to each Fund, the Custodian shall pursuant to Instructions (which may be standing Instructions) (i) with respect to futures or options on futures, transfer on behalf of such Fund initial margin to a futures commission merchant or safekeeping bank or, with respect to options, transfer on behalf of such Fund collateral to a broker; (ii) pay or demand on behalf of such Fund variation margin to or from a designated futures commission merchant or other broker based on daily marking to market calculations and in accordance with accepted industry practices; and (iii) subject to the Custodian’s consent, enter into separate procedural, safekeeping or other agreements with respect to the custody of initial margin deposits or collateral of such Fund in transactions involving futures contracts or options, as the case may be. The relevant Fund or its designee shall approve the form and content of any such additional agreements. The Custodian shall have no custodial or investment responsibility for any Assets transferred to a safekeeping bank, futures commission merchant or broker pursuant to this paragraph. In addition, in connection with options transactions in a Fund, the Custodian is authorized to pledge Assets of the Fund as collateral for such transactions in accordance with industry practice.
10. Foreign Exchange Transactions.
To facilitate the administration of each Funds’ trading and investment activity, when instructed by a specific or standing Instruction, the Custodian is authorized to enter into spot or forward foreign exchange contracts with such Fund, or an Authorized Person for the Fund, and may also provide foreign exchange contracts or facilities through its subsidiaries, affiliates or Sub-Custodians. Instructions may be issued with respect to such contracts but the Custodian may establish rules or limitations concerning any foreign exchange facility made available. In all cases where the Custodian, its subsidiaries, affiliates or Sub-Custodians enter into a separate master foreign exchange contract with a Fund that covers foreign exchange transactions for the Fund, the terms and conditions of that foreign exchange contract, and to the extent not inconsistent, this Agreement, shall apply to such transactions. Each Fund understands and accepts that the Custodian will be acting as principal in such transactions and shall provide such service at rates established in its discretion having regard to rates available in the foreign exchange market on the global trading day and may retain any profit derived from such service.
11. Provisional Credits and Debits.
(a) The Custodian is authorized, but shall not be obligated, to credit the account of a Fund provisionally on payable date with interest, dividends, distributions, redemptions or other amounts due. Otherwise, such amounts will be credited to the Fund on the date such amounts are actually received and reconciled to the Fund. In cases where the Custodian has credited a Fund with such amounts prior to actual collection and reconciliation, the Fund acknowledges that the Custodian shall be entitled to recover any such credit on demand from the Fund and further agrees that the Custodian may reverse such credit if and to the extent that Custodian does not receive such amounts in the ordinary course of business.
(b) If a Fund is maintained as a global custody account it shall participate in the Custodian’s contractual settlement date processing service (“CSDP”) unless the Custodian directs the Fund, or the Fund informs the Custodian, otherwise. Pursuant to CSDP the Custodian shall be authorized, but not obligated, to automatically credit or debit the Fund provisionally on contractual settlement date with cash or Securities in connection with any sale, exchange or purchase of Securities. Otherwise, such cash or Securities shall be credited to the Fund on the day such cash or Securities are actually received by the Custodian and reconciled to the Fund. In cases where the Custodian credits or debits the Fund with cash or Securities prior to actual receipt and reconciliation, the Custodian may reverse such credit or debit as of contractual settlement date if and to the extent that any securities delivered by the Custodian are returned by the recipient, or if the related transaction fails to settle (or fails, due to market change or other reasons, to settle on terms which provide the Custodian full reimbursement of any provisional credit the Custodian has granted) within a reasonable period of time under the circumstances. Each Fund agrees that it will not make any claim or pursue any legal action against the Custodian for loss or other detriment allegedly arising or resulting from the Custodian’s good faith determination to effect, not effect or reverse any provisional credit or debit to the Fund, except when Custodian has not satisfied its standard of care as set forth in Section 17.
     Each Fund acknowledges and agrees that cash provisionally debited from the Fund on contractual settlement date including, without limitation, cash provided for the purchase of any securities under circumstances where settlement is delayed or otherwise does not take place in a timely manner for any reason, shall be held pending actual settlement of the related purchase transaction in a non-interest bearing deposit of the Fund at the Custodian’s London Branch; that such cash shall be available for use in the Custodian’s general operations; and that the Custodian’s maintenance and use of such cash in such circumstances are, without limitation, in consideration of the Custodian’s providing CSDP.
(c) Each Fund recognizes that any decision to effect a provisional credit or an advancement of the Custodian’s own funds under this Agreement will be an accommodation granted entirely at the Custodian’s option and in light of the particular circumstances, which circumstances may involve conditions in different countries, markets and classes of assets at different times. A Fund shall make the Custodian whole for any loss which it may incur from providing an advance or provisional credit to such Fund and acknowledges that the Custodian shall be entitled to recover from such Fund on demand such amounts advanced or provisionally credited. All amounts so advanced or provisionally credited, plus any interest or fee for such advancement or provisional credit, shall be paid by a Fund from the account of such Fund unless otherwise paid on a timely basis and in that connection the Fund acknowledges that the Custodian has a continuing lien on all the Assets of such Fund in an amount equal to such advancement or provisional credit to secure such payments and agrees that the Custodian may apply or set off against such amounts any amounts credited by or due from the Custodian to the Fund. If cash in the Fund are insufficient to make any such payment the Fund shall promptly deliver to the Custodian the amount of such deficiency in immediately available cash when and as specified by the Custodian’s written notification to the Fund.
(d) In connection with the Custodian’s global custody service each Fund will maintain deposits at the Custodian’s London Branch. Each Fund acknowledges and agrees that such deposits are payable only in the currency in which an applicable deposit is denominated; that such deposits are payable only on such Fund’s demand at the Custodian’s London Branch; that such deposits are not payable at any of the Custodian’s offices in the United States; and that the Custodian will not in any manner directly or indirectly promise or guarantee any such payment in the United States.
     Each Fund further acknowledges and agrees that such deposits are subject to cross-border risk, and therefore the Custodian will have no obligation to make payment of deposits if and to the extent that the Custodian is prevented from doing so by reason of applicable law or regulation or any Sovereign Risk event affecting the London Branch or the currency in which the applicable deposit is denominated. “Sovereign Risk” for this purpose means nationalization, expropriation, devaluation, revaluation, confiscation, seizure, cancellation, destruction or similar action by any governmental authority, de facto or de jure; or enactment, promulgation, imposition or enforcement by any such governmental authority of currency restrictions, exchange controls, taxes, levies or other charges affecting the property rights of persons who are not residents of the affected jurisdiction; or acts of war, terrorism, insurrection or revolution; or any other act or event beyond the Custodian’s control.
     EACH FUND ACKNOWLEDGES AND AGREES THAT DEPOSIT ACCOUNTS MAINTAINED AT FOREIGN BRANCHES OF UNITED STATES BANKS (INCLUDING, IF APPLICABLE, ACCOUNTS IN WHICH CUSTOMER FUNDS FOR THE PURCHASE OF SECURITIES ARE HELD ON AND AFTER CONTRACTUAL SETTLEMENT DATE), ARE NOT INSURED BY THE U.S. FEDERAL DEPOSIT INSURANCE CORPORATION; MAY NOT BE GUARANTEED BY ANY LOCAL OR FOREIGN GOVERNMENTAL AUTHORITY; ARE UNSECURED; AND IN A LIQUIDATION MAY BE SUBORDINATED IN PRIORITY OF PAYMENT TO DOMESTIC (U.S.- DOMICILED) DEPOSITS. THEREFORE, BENEFICIAL OWNERS OF SUCH FOREIGN BRANCH DEPOSITS MAY BE UNSECURED CREDITORS OF THE NORTHERN TRUST COMPANY.
12. Payment of Dividends or Distributions.
(a) In the event that the Board of Trustees of the Trust (or a committee thereof) authorizes the declaration of dividends or distributions with respect to a Fund, an Authorized Person for such Fund shall provide the Custodian with Instructions specifying the record date, the date of payment of such distribution and the total amount payable to the Transfer Agent or its designee on such payment date.
(b) Upon the payment date specified in such Instructions, the Custodian shall pay the total amount payable to the Transfer Agent or its designee out of the moneys specifically allocated to and held for the account of the appropriate Fund.

13. Sale and Redemption of Shares.
(a) Whenever a Fund or its designee shall sell any Shares, the Fund shall deliver or cause to be delivered (by the Transfer Agent or Distributor) to the Custodian an Instruction specifying the name of the Fund whose Shares were sold and the amount to be received by the Custodian for the sale of such Shares.
(b) Upon receipt of such amount from the Transfer Agent or its designee, the Custodian shall credit such money to the separate account of the Fund specified in the Instruction described in paragraph (a) above.
(c) Upon issuance of any Shares in accordance with the foregoing provisions of this Section 13, the Custodian shall, upon the receipt of an instruction specifying the amount to be paid, remit from Fund assets all original issue or other taxes required to be paid in connection with such issuance.
(d) Except as provided hereafter, whenever any Shares of a Fund are redeemed, such Fund shall deliver or cause to be delivered (by the Fund’s Transfer Agent or Distributor) to the Custodian an Instruction specifying the name of the Fund whose Shares were redeemed and the total amount to be paid for the Shares redeemed.
(e) Upon receipt of an Instruction described in paragraph (d) above, the Custodian shall pay to the Transfer Agent of such Fund (or such other person as the Transfer Agent directs) the total amount specified in such Instruction. Such payment shall be made from the separate account of the Fund specified in such Instruction.
14. Indebtedness.
(a) To the extent a Fund borrows money and desires to pledge Assets in its Account as collateral for such loan, the Fund, Custodian and lender will enter into a mutually acceptable tri-party control agreement setting forth the rights and obligations of each party while the Custodian holds the Assets subject to the pledge.
15. Corporate Action.
Whenever the Custodian or any Sub-Custodian receives information concerning Securities held by a Fund which requires discretionary action by the beneficial owner of the Securities (other than a proxy), such as subscription rights, bond issues, stock repurchase plans and rights offerings, or legal notices or other material intended to be transmitted to Securities holders (“Corporate Actions”), the Custodian will promptly give the Fund or its designee notice of such Corporate Actions to the extent that the Custodian’s central corporate actions department has actual knowledge of a Corporate Action in time to notify the Fund.
When a rights entitlement or a fractional interest resulting from a rights issue, stock dividend, stock split or similar Corporate Action which bears an expiration date is received, the Custodian will endeavor to obtain an Instruction relating to such Corporate Action from an Authorized Person, but if such Instruction is not received in time for the Custodian to take timely action, or actual notice of such Corporate Action was received too late to seek such an Instruction, the Custodian is authorized to sell, or cause a Sub-Custodian to sell, such rights entitlement or fractional interest and to credit the applicable account with the proceeds and to take any other action it deems, in good faith, to be appropriate, in which case, provided it has met the standard of care in Section 17 hereof, it shall be held harmless by the particular Fund involved for any such action.
The Custodian will deliver proxies relating to Securities held by a Fund promptly to such Fund or its designated agent. Such proxies shall be executed in the appropriate nominee name relating to Securities registered in the name of such nominee but without indicating the manner in which such proxies are to be voted; and where bearer Securities are involved, proxies will be delivered in accordance with an applicable Instruction, if any.
16. Persons Having Access to the Funds.
(a) Neither a Fund nor any officer, trustee, employee or agent of the Trust, a Fund’s investment adviser, or any sub-investment adviser, shall have physical access to the Assets of any Fund held by the Custodian or any Sub-Custodian or be authorized or permitted to physically withdraw any investments of a Fund, nor shall the Custodian or any Sub-Custodian physically deliver any Assets of a Fund to any such person. No officer, director, employee or agent of the Custodian who holds any similar position with a Fund’s investment adviser, with any sub-investment adviser of a Fund or with the Trust shall have access to the Assets of any Fund.
(b) Nothing in this Section 16 shall prohibit any Authorized Person from giving Instructions to the Custodian so long as such Instructions do not result in delivery of or access to Assets of a Fund prohibited by paragraph (a) of this Section 16.
(c) The Custodian represents that it maintains a system that is reasonably designed to prevent unauthorized persons from having access to the Assets that it holds (by any means) for its customers.

17. Concerning the Custodian.
(a) Scope of Services. The Custodian shall be obligated to perform only such services as are set forth in this Agreement or expressly contained in an Instruction given to the Custodian which is not contrary to the provisions of this Agreement.
(b) Standard of Care.
1. The Custodian will use reasonable care, prudence and diligence with respect to its obligations under this Agreement and the safekeeping of Assets of the Funds. The Custodian shall be liable to, and shall indemnify and hold harmless each Fund, its affiliates, and each of their respective directors, officers, employees, representatives, from and against any and all losses, claims, demands, liabilities, damages and expenses (including the costs of investigating or defending any alleged losses, claims, demands, liabilities, damages or expenses and any reasonable counsel fees incurred in connection therewith) (collectively, “Losses”) arising from the failure of the Custodian or a Sub-Custodian to exercise reasonable care, prudence and diligence with respect to their respective obligations under this Agreement and the safekeeping of such Assets. The determination of whether the Custodian or Sub-Custodian has exercised reasonable care, prudence and diligence in connection with their obligations under this Agreement shall be made in light of prevailing standards applicable to custodians for investment companies registered under the 1940 Act in the jurisdiction in which such custodial services are performed. In the event of any loss to a Fund by reason of the failure of the Custodian or a Sub-Custodian to exercise reasonable care, prudence and diligence, the Custodian shall be liable to such Fund only to the extent of the Fund’s damages and expenses.
2. The Custodian will not be responsible for any act, omission, or default of, or for the solvency of, any central securities depository or clearing agency.
3. The Custodian will not be responsible for any act, omission, or default of, or for the solvency of, any broker or agent (not referred to in paragraph (b)(2) above) which it or a Sub-Custodian appoints and uses unless such appointment and use is made or done with negligence, gross negligence, recklessness, willful misconduct or fraud (“Disabling Conduct”). In the event such an appointment and use is made or done with Disabling Conduct, the Custodian shall be liable to the Fund for damages and expenses (determined in the manner described in paragraph (b)(1) above) resulting from such appointment and use and, in the case of any loss due to an act, omission or default of such agent or broker, to the extent that such loss occurs as a result of the failure of the agent or broker to exercise reasonable care (“reasonable care” for this purpose to be determined in light of the prevailing standards applicable to agents or brokers, as appropriate, in the jurisdiction where the services are performed).
4. The Custodian shall be entitled to rely, and may act, upon the advice of counsel experienced in the matters that are the subject of this Agreement (who may be counsel for the relevant Fund) and shall be without liability for any action reasonably taken or omitted in good faith and without Disabling Conduct pursuant to such advice.
5. The Custodian shall be entitled with respect to a Fund to rely upon any Instruction it receives pursuant to the applicable Sections of this Agreement that it reasonably believes to be genuine and to be from an Authorized Person of such Fund. In the event that the Custodian receives oral Instructions, the Fund or its designee shall cause to be delivered to the Custodian, by the close of business on the same day that such oral Instructions were given to the Custodian, written Instructions confirming such oral Instructions, whether by hand delivery, telex or otherwise. Each Fund agrees that the fact that no such confirming written Instructions are received by the Custodian shall in no way affect the validity of the transactions or enforceability of the transactions hereby authorized by such Fund. Each Fund agrees that it shall provide oral Instructions only when, in its judgment, providing written Instructions would be impractical or impossible for reasons such as time sensitivities or malfunction or unavailability of routine methods of providing written Instructions. Each Fund agrees that the Custodian shall incur no liability to such Fund in connection with (i) acting upon oral Instructions given to the Custodian hereunder, provided such instructions reasonably appear to have been received from an Authorized Person or (ii) deciding not to act solely upon oral Instructions, provided that the Custodian first contacts the giver of such oral Instructions and requests written confirmation immediately following any such decision not to act.
6. The Custodian shall supply each Fund or its designee with such daily information regarding the Assets and activity of each such Fund as the Custodian and the Fund or its designee shall from time to time agree. It is understood that such information will not be audited by the Custodian and the Custodian represents that such information will be the best information then available to the Custodian. The Custodian shall have no responsibility whatsoever for the pricing of Securities, accruing for income, valuing the effect of Corporate Actions, or for the failure of the Fund or its designee to reconcile differences between the information supplied by the Custodian and information obtained by the Fund or its designee from other sources, including but not limited to pricing vendors and the Fund’s investment adviser. Subject to the foregoing, to the extent that any miscalculation by a Fund or its designee of such Fund’s net asset value is attributable to the Disabling Conduct of the Custodian (including any Sub-Custodian ) in supplying or omitting to supply the Fund or its designee with information as aforesaid, the Custodian shall be liable to the Fund for any resulting loss (subject to such de minimis rule of change in value as the Board of Trustees may from time to time adopt).
(c) Limit of Duties. Without limiting the generality of the foregoing, the Custodian shall be under no duty or obligation to inquire into, and shall not be liable for:
1. The validity of the issue of any Securities purchased by any Fund, the legality of the purchase thereof, or the propriety of the amount specified by the Fund or its designee for payment therefor;
2. The legality of the sale of any Securities by any Fund or the propriety of the amount of consideration for which the same are sold;
3. The legality of the issue or sale of any Shares, or the sufficiency of the amount to be received therefor;
4. The legality of the redemption of any Shares, or the propriety of the amount to be paid therefor;
5. The legality of the declaration or payment of any dividend or distribution by the Trust; or
6. The legality of any borrowing by a Fund.
(d) The Custodian need not maintain any insurance for the exclusive benefit of the Funds, but hereby warrants that as of the date of this Agreement it is maintaining a bankers Blanket Bond and hereby agrees to notify each Fund in the event that such bond is canceled or otherwise lapses.
(e) Consistent with and without limiting the language contained in Section 17, it is specifically acknowledged that the Custodian shall have no duty or responsibility to:
1. Question any Instruction or make any suggestions to a Fund or an Authorized Person regarding any Instruction;
2. Supervise or make recommendations with respect to investments or the retention of Securities;
3. Subject to Section 17(b)(3) hereof, evaluate or report to each Fund or an Authorized Person regarding the financial condition of any broker,

agent or other party to which Securities are delivered or payments are made pursuant to this Agreement; or
4. Review or reconcile trade confirmations received from brokers.
(f) Amounts Due from or to Transfer Agent. The Custodian shall not be under any duty or obligation to take action to effect collection of any amount due to any Fund from the Transfer Agent or its designee nor to take any action to effect payment or distribution by the Transfer Agent or its designee of any amount paid by the Custodian to the Transfer Agent in accordance with this Agreement.
(g) No Duty to Ascertain Authority. The Custodian shall not be under any duty or obligation to ascertain whether any Securities at any time delivered to or held by it for a Fund are such as may properly be held by such Fund under the provisions of the Trust Agreement and the Prospectus.
(h) Indemnification. Each Fund agrees to indemnify and hold the Custodian harmless from Losses arising out of any action taken or omitted by the Custodian (i) at the request or on the direction of or in reliance upon an Instruction; or (ii) a Fund’s breach of any of its material obligations, representations, warranties or covenants contained in this Agreement; provided, that the foregoing indemnity shall not apply to any Losses to the extent the same is attributable to the Custodian’s or any Sub-Custodian’s Disabling Conduct under this Agreement or any other agreement relating to the custody of Trust property.
(i) Each Fund agrees to hold the Custodian harmless from any Losses resulting from the imposition or assessment of any taxes or other governmental charges on such Fund.
(j) Without limiting the foregoing, the Custodian shall not be liable for any Losses which result from:
1. the general risk of investing;
2. subject to Section 17(b) hereof, investing or holding property in a particular country including, but not limited to, losses resulting from nationalization, expropriation or other governmental actions; regulation of the banking or securities industry; currency restrictions, devaluations or fluctuations; and market conditions which prevent the orderly execution of securities transactions or affect the value of property held pursuant to this Agreement; or
3. consequential, special or punitive (except to the extent punitive damages are imposed due to the conduct of the Custodian) damages for any act or failure to act under any provision of this Agreement, even if advised of the possibility thereof.
(k) Force Majeure. No party shall be liable to the other for any delay in performance, or non- performance, of any obligation hereunder to the extent that the same is due to forces beyond its reasonable control, including but not limited to delays, errors or interruptions caused by the other party or third parties, any industrial, juridical, governmental, civil or military action, acts of terrorism, insurrection or revolution, nuclear fusion, fission or radiation, failure or fluctuation in electrical power, heat, light, air conditioning or telecommunications equipment, or acts of God. Notwithstanding the foregoing, Northern shall maintain a commercially reasonable business continuity plan designed to mitigate the impact of any Force Majeure event and agrees to implement such plan upon the occurrence of a Force Majeure event.
(1) Inspection of Books and Records. The Custodian shall create and maintain all records relating to its activities and obligations under this Agreement in such manner as will meet the obligations of each Fund under the 1940 Act, with particular attention to Section 31 thereof and Rules 31a-1 and 31a-2 thereunder, and under applicable federal and state laws. All such records of a Fund shall be the property of such Fund and shall at all times during regular business hours of the Custodian be open for inspection by duly authorized officers and employees of the Trust and agents of the Fund. Upon request of a Fund, Northern shall provide such information and records in its possession relating to the Fund that the Fund may require, and shall cooperate with the Fund, in order for the Fund to respond to inquiries and requests for information by its regulators. Subject to confidentiality concerns of other of Custodian’s clients, the Custodian shall allow each Fund’s independent public accountant reasonable access to the records of the Custodian relating to Assets of such Fund as may be deemed necessary or desirable by the Fund or such accountant in connection with their examination of books and records pertaining to the Custodian’s affairs. Subject to restrictions under applicable law, the Custodian shall also seek to obtain an undertaking or other agreement to permit each Fund’s independent public accountant reasonable access to the records of any Sub-Custodian which has physical possession of any Assets of such Fund as may be may be deemed necessary or desirable by the Fund or such accountant in connection with the examination of the Fund’s books and records. The Custodian shall, at a Fund’s request, supply such Fund with a tabulation of Securities and shall, when requested to do so by the Fund and for such compensation as shall be agreed upon between such Fund and the Custodian, include certificate numbers in such tabulations.
(m) Accounting Control Report. The Custodian shall provide, promptly, upon request of a Fund, such reports as are available concerning the internal accounting controls and financial strength of the Custodian.

18. Representations, Warranties and Covenants.
(a) The Trust on behalf of each Fund hereby represents and warrants to Custodian that: (1) it has full authority and power to deposit and control the Assets deposited in the Fund; (2) it has all necessary authority to use Custodian as its custodian; (3) this Agreement constitutes the legal, valid and binding obligation of the Fund, enforceable in accordance with its terms; and (4) the Fund has authority and power to perform its obligations hereunder.
(b) The Custodian hereby represents and warrants to each Fund that: (1) it has the full power and authority to perform its obligations hereunder; (2) this Agreement constitutes its legal, valid and binding obligation, enforceable in accordance with its terms; (3) the execution, delivery and performance of this Agreement by Custodian require no action by or in respect of, or filing with, any governmental body, agency, or official, and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the organizational documents of Custodian or of any agreement judgment, injunction, order, decree, or other instrument binding upon Custodian; (4) it is a bank duly incorporated or organized under the laws of its country of incorporation or organization; (5) it is qualified to serve as a custodian pursuant to Section 17(f)(1)(A) of the 1940 Act and is a U.S. Bank as defined in Rule 17f-5(a)(7) of the 1940 Act; and (6) it is a regulated banking institution pursuant to Illinois banking law.
(c) The Custodian shall provide each Fund, at such times as each Fund may reasonably request or require, with the Custodian’s most recent SAS 70 reports (or other applicable report) prepared by independent public accountants on the accounting system, internal accounting controls and procedures relating to the services provided by the Custodian under this Agreement; such reports, shall be of sufficient scope and in sufficient detail, as may reasonably be required by the Fund to provide reasonable assurance that any material inadequacies would be disclosed by such examination, and, if there are no such inadequacies, the reports shall so state. The Custodian shall retain an independent public accounting firm to prepare a SAS 70 report (or other applicable report) at least annually and more frequently if deemed by Northern necessary or desirable as a result of deficiencies in its internal controls.
(d) In connection with the performance of its duties and obligations under this Agreement, the Custodian shall cooperate with all reasonable requests of each Fund and its representatives related to the administration and monitoring of the Fund’s compliance program pursuant to Rule 38a-1 under the 1940 Act.
19. Term and Termination.
(a) This Agreement shall become effective with respect to each Fund listed on Schedule B hereof as of the date specified on Schedule B. Unless sooner terminated as provided under this Agreement, this Agreement shall continue in effect for three years from the date hereof (the “Initial Term”). Thereafter, if not terminated, this Agreement shall continue automatically in effect as to each Fund for successive one-year periods (each such year-to-year renewal term a “Renewal Term”), provided such continuance is approved by the Board of Trustees. Ninety (90) days before the expiration of the Initial Term or a Renewal Term, the parties to this Agreement will agree upon a Fee Schedule for the upcoming Renewal Term. Otherwise, the fee for any Renewal Term shall equal the fees then in place for the Initial Term or the prior Renewal Term, as applicable.
(b) Notwithstanding the foregoing, this Agreement may be terminated, without the payment of any penalty, with respect to a particular Fund (i) through a failure to renew this Agreement at the end of the Initial Term or any Renewal Term or (ii) upon mutual consent of the parties. Further, this Agreement may be terminated (x) in the event of a Fund’s reasonable dissatisfaction with the Custodian’s services under this Agreement upon no less than 60 days’ written notice by the Trust with respect to a Fund, provided, however, that in such case the Fund shall give notice to the Custodian specifying the nature of the dissatisfaction in sufficient detail to permit the Custodian to identify and attempt to cure such dissatisfaction and if the Custodian fails to cure such dissatisfaction within 60 days of receipt of such notice the Fund may terminate this Agreement immediately or (y) upon 180 days’ prior written notice by the Custodian to the Fund. Dissatisfaction as used in this paragraph must be in relation to the delivery of a service, or a component thereof, as contemplated by this Agreement and the dissatisfaction must be fact specific and measurable by objective criteria. In the event that the Custodian gives notice of termination with respect to a Fund, the Fund may, in its sole discretion, extend the term of this Agreement by three calendar months following the date of termination if the Fund is unable to find a successor custodian for such Fund by the date of termination in such notice. If a Fund fails to designate a successor custodian with respect to such Fund after such three month period, this Agreement shall remain in full force and effect and the Custodian shall be entitled to compensation in accordance with the fee schedule most recently in effect until such time as the Fund appoints a new Custodian.
(c) Notwithstanding the foregoing, a Fund may terminate this Agreement at any time without the payment of any penalty: (i) upon the breach of any section of this Agreement, if such breach was caused by or was a result of willful misfeasance, willful default, willful misconduct, lack of good faith, fraud, negligence or gross negligence on the Custodian’s part or the part of its agents or employees, in the performance of, or from reckless disregard by the Custodian or its agents or employees of, the duties and obligations specifically set forth in this Agreement; (ii) if the Custodian (a) breaches any material provision of this Agreement, or (b) is in default in the performance of its duties or obligations hereunder and such default has, or may reasonably have, a material adverse effect on the Fund; or (iii) upon the occurrence of a Custodian Bankruptcy Event.

(d) Upon the date of termination under paragraph (b) or (c) of this Section 19, this Agreement shall terminate, and the Custodian shall upon receipt of a notice of acceptance by the successor custodian on a date to be mutually agreed upon between the Trust and the Custodian, the Custodian shall deliver directly to the successor custodian all Assets then held by the Custodian and specifically allocated to the Fund or Funds specified, after deducting all fees, expenses and other amounts for the payment or reimbursement of which it shall then be entitled with respect to such Fund or Funds.
20. Confidentiality.
(a) During the term of this Agreement, the Custodian and a Fund may have access to Confidential Information relating to matters such as either party’s business, trade secrets, systems, procedures, manuals, products, contracts, personnel, and clients. Each party will protect the other’s Confidential Information with at least the same degree of care it uses with respect to its own Confidential Information, and will not use the other party’s Confidential Information other than in connection with its duties and obligations hereunder. Each party hereby agrees not to disclose any Confidential Information other than to those of its officers, directors, employees, advisors and representatives (collectively, “Representatives”) with a need to know the information contained therein and are under an obligation to maintain its confidentiality. Each party hereby acknowledges that it may receive material non-public information regarding securities in connection with this Agreement and agrees that it is aware, and that it will advise its Representatives, that the United States securities laws prohibit any person who has received material, non-public information concerning securities from purchasing or selling the securities of any issuer, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.
(b) Notwithstanding the foregoing, a party may disclose the other’s Confidential Information if (i) required by law, regulation or legal process or if requested by any regulatory agency with jurisdiction over the Custodian, the Trust or the Fund, as applicable; (ii) it is advised by counsel that it may incur liability for failure to make such disclosure; (iii) requested to by the other party; or (iv) necessary to perform the services hereunder; provided that in the event of (i) or (ii) the disclosing party shall give, to the extent permitted under applicable law, the other party reasonable prior notice of such disclosure to the extent reasonably practicable and shall reasonably cooperate with the other party (at such other party’s expense) in any efforts to prevent such disclosure.
(c) In the event of any unauthorized use or disclosure by a party of any Confidential Information of the other party, the disclosing party shall promptly (i) notify the other party of the unauthorized use or disclosure; (ii) take all reasonable actions to limit the adverse effect on the other party of such unauthorized use or disclosure; and (iii) take all reasonable action to protect against a recurrence of the unauthorized use or disclosure.
21. Miscellaneous.
(a) Annexed hereto as Schedule A is a certification signed by any present officer of the Trust setting forth the names of the present Authorized Persons of each Fund. Each Fund agrees to furnish to the Custodian a new certification in similar form in the event that any such present Authorized Person ceases to be such an Authorized Person or in the event that other or additional Authorized Persons are elected or appointed. Until such new certification is received by the Custodian, the Custodian shall be fully protected in acting on behalf of a Fund under the provisions of this Agreement upon Instructions of such Fund which Custodian reasonably believes were given by an Authorized Person of such Fund, as identified in the last delivered certification. Unless such certification specifically limits the authority of an Authorized Person of a Fund to specific matters or requires that the approval of another Authorized Person is required, Custodian shall be under no duty to inquire into the right of such person, acting alone, to give any instructions whatsoever under this Agreement.
(b) Any notice or other instrument in writing, authorized or required by this Agreement to be given to the Custodian, shall be sufficiently given if addressed to the Custodian and mailed or delivered to it at its offices at its address stated on the first page hereof or at such other place as the Custodian may from time to time designate in writing.
(c) Any notice or other instrument in writing, authorized or required by this Agreement to be given to a Fund, shall be sufficiently given if addressed to such Fund and mailed or delivered to it at its offices at its address shown on the first page hereof or at such other place as the Fund may from time to time designate in writing.
(d) This Agreement is a separate contract with respect to each Fund. Except as expressly provided herein, this Agreement may not be amended or modified with respect to a Fund in any manner except by a written agreement executed by the Custodian and the Trust on behalf of such Fund.
(e) This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable with respect to a Fund by such Fund without the written consent of the Custodian, or by the Custodian without the written consent of each Fund, and any attempted assignment without such written consent shall be null and void.
(f) This Agreement shall be construed in accordance with the laws of the State of Illinois, without regard to the conflicts of law principles thereof.

(g) The captions of the Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.
(h) This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.
*      *      *

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective representatives duly authorized as of the day and year first above written.

del Rey Global Investors Funds,
On behalf of its series, del Rey Monarch Fund

By:	/s/ Gerald W. Wheeler

Name:	Gerald W. Wheeler
Title:	Chairman

THE NORTHERN TRUST COMPANY

By:	/s/ Philip A. Cook

Name:	Philip A. Cook
Title:	Vice President

SCHEDULE B
S ERIES OF DEL REY GLOBAL INVESTORS FUNDS

Fund	Effective Date of the Agreement

del Rey Monarch Fund	January 24, 2011

SCHEDULE C
FEE SCHEDULE
Global Custody

Asset Based Fee

Tier 1	Canada, Ireland, United Kingdom, and United States	.80 basis points

Tier 2	Austria, Belgium, Denmark, Euroclear, Finland, France, Germany, Greece, Italy, Japan, Luxembourg, Netherlands, Norway, Portugal, Spain, Sweden and Switzerland	3.0 basis points

Tier 3	Australia, Hong Kong, New Zealand and Singapore	6.0 basis points

Tier 4	Malaysia, Philippines, South Africa, South Korea, Taiwan and Thailand	18.0 basis points

Tier 5	Argentina, Brazil, China, Cyprus, Czech Republic, Hungary, Iceland, Indonesia, Mexico, Poland, Sri Lanka and Turkey	20.0 basis points

Tier 6
Bahrain, Bangladesh, Bermuda, Bolivia, Botswana, Bulgaria, Chile, Colombia, Croatia, Ecuador, Egypt, Estonia, Ghana, India, Israel, Ivory Coast, Jamaica, Jordan, Kazahkstan, Kenya, Latvia, Lebanon, Lithuania, Malta, Mauritius, Morocco, Namibia, Nigeria, Oman, Pakistan, Palestine, Peru, Qatar, Romania, Russia, Slovakia, Slovenia, Swaziland, Trinidad and Tobago, Tunisia, Uganda, Ukraine, United Arab Emirates, Uruguay, Venezuela, Vietnam, Zambia and Zimbabwe
40.0 basis points
Transaction Based Fee

Tier 1	$7	per
Tier 2	$12	per
Tier 3	$40	per
Tier 4	$80	per
Tier 5	$120	per
Tier 6	$160	per
Third party payments/fixed deposits outside Northern Trust	$50	per
Wire Transfers and Mark to Markets	$10	per
Other Costs
A charge may be applied for:
•	Market associated execution costs, not limited to but including stamp duty, securities re-registration charges, third-party foreign exchange, third-party fixed deposits, and proxy voting physical representation/ad hoc expenses will be passed through at cost if and as applicable.

•	Services required in respect of any directly held property, derivatives or venture capital/private equity portfolios will be evaluated and priced on a case-by-case business, according to the level of work involved.

•	The transactions involved in portfolio restructuring.

•	Supporting/facilitating on-site visits by the Funds’ auditors.
Minimum Annual Relationship Fee
An annual minimum relationship fee of $300,000 will apply or the above referenced fee schedule, or whichever is greater.